Exhibit 99.2

Non-GAAP Financial Measures

We disclose NOI, EBITDA, FFO and AFFO, each of which meet the definition of “non-GAAP financial measure” set forth in Item 10(e) of Regulation S-K promulgated by the SEC. As a result, we are required to include in this report a statement of why management believes that presentation of these measures provides useful information to investors.

None of NOI, EBITDA, FFO or AFFO should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, and we believe that to understand our performance further NOI, EBITDA, FFO, and AFFO should be compared with our reported net income or net loss and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

NOI

We consider net operating income, or NOI, to be an appropriate supplemental measure to net income because it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue, tenant reimbursements, management, leasing and development services revenue and other income) less property-level operating expenses including allocated overhead. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

The following is a reconciliation from historical reported net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to NOI:

(In thousands)	Year Ended December 31,
	Historical Consolidated
	2018	2017
NOI:
Net loss	$(21,175)	$(14,027)
General and administrative	6,032	5,189
Acquisition costs	—	103
Depreciation and amortization	26,788	13,998
Interest expense	15,734	11,581
Loss on debt extinguishment	5,393	—
Gain on sale of Real Estate	(1,004)	—
Other expense (income)	(534)	(234)
NOI	$31,234	$16,610

EBITDA

We believe that earnings before interest, taxes, depreciation and amortization, or EBITDA, is helpful to investors as a supplemental measure of our operating performance as a real estate company because it is a direct measure of the actual operating results of our industrial properties. We also use this measure in ratios to compare our performance to that of our industry peers. The following table sets forth a reconciliation of our historical net loss to EBITDA for the periods presented.

(In thousands)	Year Ended December 31,
	Historical Consolidated
	2018	2017
EBITDA:
Net loss	$(21,175)	$(14,027)
Depreciation and amortization	26,788	13,998
Interest expense	15,734	11,581
Loss on debt extinguishment	5,393	—
Gain on sale of Real Estate	(1,004)	—
EBITDA	$25,736	$11,552

FFO

Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or NAREIT, definition, as net income, computed in accordance with GAAP, excluding: gains (or losses) from sales of property, depreciation and amortization of real estate assets, impairment losses, losses on extinguishment of debt and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO (in accordance with the NAREIT definition) as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO attributable to common stockholders and unitholders represents FFO reduced by dividends paid (or declared) to holders of our preferred stock.

The following table sets forth a reconciliation of our historical net loss to FFO available to common stockholders and unit holders for the periods presented:

(In thousands)	Year Ended December 31,
	Historical Consolidated
	2018	2017
FFO:
Net loss	$(21,175)	$(14,027)
Depreciation and amortization	26,788	13,998
Loss on debt extinguishment	5,393	—
Gain on sale of Real Estate	(1,004)	—
Gain on disposition of equity investment	—	(231)
FFO	$10,002	$(260)
Preferred stock dividends	(3,940)	(723)
FFO available to common stockholders and unit holders	$6,062	$(983)

AFFO

Adjusted funds from operation, or AFFO, is presented in addition to FFO. AFFO is defined as FFO, excluding certain non-cash operating revenues and expenses, acquisition and transaction related costs for transactions not completed and recurring capitalized expenditures. Recurring capitalized expenditures includes expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, impairment losses, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance.

As with FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

The following table sets forth a reconciliation of FFO attributable to common stockholders and unit holders to AFFO.

(In thousands)	Year Ended December 31,
	Historical Consolidated
	2018	2017
FFO attributable to common stockholders and unit holders	$6,062	$(983)
Deferred finance fee amortization	1,482	868
Non-cash interest expense	656	1,531
Acquisition costs	—	103
Stock compensation	805	435
Straight line rent	(996)	(191)
Above/below market lease rents	(1,304)	(423)
Recurring capital expenditures (1)	(2,695)	(522)
AFFO	$4,010	$818

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(1)	Excludes non-recurring capital expenditures of $2,601 and $1,272 for the years ended December 31, 2018 and 2017, respectively.